Exhibit 99.1

Howard Bancorp, Inc. Completes Acquisition of Patapsco Bancorp, Inc.

Becomes the Largest Bank Headquartered in the Greater Baltimore Marketplace

ELLICOTT CITY, Md.--(BUSINESS WIRE)--August 31, 2015--Howard Bancorp, Inc. (NASDAQ: HBMD, “Howard”), the parent company of Howard Bank, announced today that it has completed its acquisition of Patapsco Bancorp, Inc., the parent company of Patapsco Bank (“Patapsco”).

The combination of Howard and Patapsco creates the largest publicly traded bank headquartered in the Greater Baltimore Marketplace and the seventh largest bank in the state of Maryland, with total assets of nearly $1 billion and 16 branches. In addition, the combination significantly reinforces Howard’s present franchise in Baltimore County and provides Howard entry to Baltimore City allowing Howard the opportunity to expand its reach of diversified financial solutions in these very desirable markets and to leverage Patapsco’s legacy of over 100 years of banking service in these communities.

Pursuant to the merger agreement, the transaction had an aggregate fixed value of $10.064 million. Patapsco shareholders received $5.09 per share in cash (20% of total consideration) or 0.3547 shares of Howard common stock for each share of Patapsco common stock (80% of total consideration).

“Howard, a 2004 de novo, has experienced significant growth over the past 11 years, through consistent execution on organic growth – one customer at a time- supplemented by the execution of team lift outs in the residential mortgage arena, branch acquisitions, purchase of assets in an FDIC resolution transaction and now a traditional whole bank merger. The combination of Howard and Patapsco is, however, in and of itself, transformational and of exceptional strategic importance to us,” said Mary Ann Scully, Howard’s Chairman and CEO. “Howard has nearly tripled its asset size since its capital raise in 2012 and is now achieving the size and scale that is so important in the highly regulated and highly competitive banking industry today. It also demonstrates our disciplined ability to deploy capital quickly and in a way that supports growth both organically and by acquisition.”

“We are pleased to welcome Patapsco’s employees and customers to Howard Bank and welcome Thomas O’Neill and Gary Bozel to our board of directors. We are confident that their commitment and dedication will constitute a vital component of our success going forward,” concluded Scully.

Griffin Financial Group, LLC acted as financial advisor and placement agent to Howard, and Ober Kaler acted as its legal counsel. Patapsco was advised by Keefe, Bruyette & Woods, Inc. and its legal counsel was Kilpatrick Townsend & Stockton LLP.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman
Chief Financial Officer
410-750-0020